Item 77L

New Accounting Pronouncement

Note 8: New accounting pronouncement
In March 2008, Statement of Financial Accounting
Standards No. 161, Disclosures about Derivative
Instruments and Hedging Activities (SFAS 161) an amendment of FASB Statement No. 133, was issued and is effective for fiscal years and interim periods beginning after November 15, 2008. SFAS 161 requires enhanced disclosures about how and why an entity uses derivative instruments and how derivative instruments affect an entitys financial position. Putnam
Management is currently evaluating the impact the adoption of SFAS 161 will have on the funds financial statement disclosures.